UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 1, 2018

SONOCO PRODUCTS COMPANY

Commission File No. 001-11261

Incorporated under the laws	I.R.S. Employer Identification
of South Carolina	No. 57-0248420
1 N. Second St.
Hartsville, South Carolina 29550
Telephone: 843/383-7000

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company    ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards pursuant to Section 13(a) of the Exchange Act. ☐

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 – Financial Information

Item 2.01	Completion of Acquisition or Disposition of Assets

On October 1, 2018, Sonoco Products Company (the “Company”), through its wholly owned subsidiary, Sonoco International (BVI), Inc., completed the acquisition of the remaining 70 percent interest in the joint venture of Conitex Sonoco (BVI), Ltd. ("Conitex Sonoco") from Texpack, Inc. subject to the terms and conditions of the Share Purchase Agreement dated May 25, 2018 and filed in the Company's Form 8-K on June 1, 2018, along with a composite can plant in Spain, for total consideration of $143 million in cash. As is typical, final consideration will be subject to a post-closing adjustment for the change in net working capital to the date of closing.

Conitex Sonoco is a vertically integrated global leader in the manufacture of paper-based cones and tubes used in the textile industry, with 13 manufacturing locations in 10 countries, including four paper mills, seven cone and tube converting operations, two other production facilities, and approximately 1,250 employees.

Financial statements of Conitex Sonoco and pro forma information are not included in this Form 8-K as the criteria under Rule 3-05(b) and Article 11, respectively, of Regulation S-X were not met.

A copy of the news release issued by Sonoco announcing the completion of this acquisition is being filed as Exhibit 99 to this Current Report on Form 8-K and is incorporated by reference herein. For additional information regarding Conitex Sonoco, reference is made to the Company's Form 8-K filed on June 1, 2018.

Section 9 – Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits
(d)     Exhibits.

99	News Release dated October 1, 2018, announcing completion of the acquisition of the Conitex Sonoco joint venture

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SONOCO PRODUCTS COMPANY

Date: October 2, 2018	By: /s/ Barry L. Saunders
Barry L. Saunders
Senior Vice President and Chief Financial Officer